Exhibit 99.1
news release
For Immediate Release
May 8, 2012

Employers Holdings, Inc. Reports First Quarter 2012 Earnings and Declares Second Quarter 2012 Dividend

Key Highlights
(Q 1, 2012 compared to Q 1, 2011 except where noted)

•	Overall net rate up 0.6% and 13.6% in California at quarter-end

•	Net written premiums of $140 million; up 39%

•	Net earned premiums of $110 million; up 33%

•	Revenues of $130 million; up 26%

•	Deferred acquisition cost (DAC) accounting change increase to underwriting and other operating expense was $3 million

•	Income tax benefit of $4.4 million

•	Book value of $25.51 up 2% since December 31, 2011; repurchased 1.1 million common shares in Q 1 2012

Reno, Nevada-May 8, 2012-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported first quarter 2012 net income of $6.2 million or $0.19 per diluted share. Net income in the first quarter of 2011 was $8.3 million or $0.21 per diluted share. As expected, during the first quarter of 2012, we recorded a $3 million or $0.09 per diluted share addition to underwriting and other operating expense as a result of our prospective adoption of the Financial Accounting Standards Board's change in accounting methods for deferred acquisition costs (DAC). This change in accounting method, which became effective in 2012, alters the definition of acquisition costs which may be capitalized and lowered our reported net income as a result of having to expense certain costs that were previously capitalized. Adjusted for the change in DAC accounting, non-GAAP net income was $9.7 million or $0.30 per diluted share, an increase of $0.09 per share compared with last year's first quarter. We continue to estimate that our underwriting and other operating expenses in 2012 will increase further by approximately $4 million, in addition to the first quarter expense of $3 million, as a result of the new DAC accounting, with approximately 31% of the total $7 million to be recorded in Q2, 16% to be recorded in Q3 and the remaining 6% to be recorded in Q4.
Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company's non-GAAP measure described below) was $2.1 million or $0.06 per diluted share in the first quarter of 2012 and $3.8 million or $0.10 per diluted share in the first quarter of 2011. Adjusted for the change in DAC accounting, net income before the impact of the LPT deferred reinsurance gain was $5.6 million or $0.17 per diluted share in the first quarter of 2012, which was $1.8 million or $0.07 per diluted share higher than the first quarter of 2011.
The change in DAC accounting impacts year-over-year comparisons of our results, which have not been retroactively adjusted.
Presented for informational purposes are certain reconciliations of results of the first quarter of 2012 to the first quarter of 2011, which show the impact of the change in DAC accounting.

Reconciliation of GAAP to Non-GAAP net income before taxes, income tax benefit, net income before LPT, earnings and earnings before the LPT per common diluted shares:

	Three Months Ended March 31,
($ thousand except per share)	2012			2011
	GAAP Results	Adjustments (1)(2)	Non-GAAP Results	GAAP Results
Net income before taxes	$1,801	$3,000	$4,801	$5,965
Income tax benefit	(4,421)	(508)	(4,929)	(2,380)
Net income	$6,222	$3,508	$9,730	$8,345
Less: Amortization of the LPT(3)	4,156		4,156	4,519
Net income before LPT(3)	$2,066		$5,574	$3,826

Earnings per common diluted share	0.19	0.11	0.30	0.21
Earnings before the LPT per common diluted share(3)	0.06	0.11	0.17	0.10
Diluted shares used in per share calculations	32,826,091	32,826,091	32,826,091	38,877,124

(1)
Adjustment to exclude the deferred acquisition accounting change which added $3 million to underwriting and other operating expense in the three months ended March 31, 2012. The $3 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)	Adjustment to include the tax benefit related to the exclusion of the DAC accounting change in the three months ended March 31, 2012.

(3)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

At the end of the first quarter of 2012, the change in net rate was a positive 0.6% year over year and 1.2% year to date, continuing the positive trend begun in the fourth quarter of 2011. The net rate change in California was up 13.6% year over year and 3.2% year to date. Our change in total payroll exposure increased 31.8% year over year and 8.8% year to date.
The first quarter 2012 combined ratio was 116.0% (119.8% before the impact of the LPT deferred reinsurance gain), compared with 116.9% (122.4% before the impact of the LPT deferred reinsurance gain) for the first quarter of 2011. The combined ratio, adjusted for the DAC accounting change, was 113.3% (117.1% before the impact of the LPT deferred reinsurance gain), an improvement of 3.6 percentage points relative to the combined ratio for the first quarter of last year.
Reconciliation of GAAP to Non-GAAP underwriting and other operating expenses and underwriting and other operating expense ratio, combined ratio, combined ratio before LPT:

	Three Months Ended March 31,
($ thousand except for percentages)	2012			2011
	GAAP Results	Adjustments(1)	Non-GAAP Results	GAAP Results
Underwriting & other operating expenses	$32,142	$3,000	$29,142	$25,678
Underwriting & other operating expenses ratio	29.3%	2.7%	26.6%	31.1%
Total expenses	$127,441	$3,000	$124,441	$96,392
Combined ratio	116.0%	2.7%	113.3%	116.9%
Total expenses before LPT(2)	$131,597	$3,000	$128,597	$100,911
Combined ratio before LPT(2)	119.8%	2.7%	117.1%	122.4%
Net premiums earned used in the ratio calculations	$109,900	$109,900	$109,900	$82,427

(1)
Adjustment to exclude the deferred acquisition accounting change which added $3 million to underwriting and other operating expense in the three months ended March 31, 2012. The $3 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

President and Chief Executive Officer Douglas D. Dirks commented on the results: “Net income excluding the LPT and the DAC accounting change, was higher than last year's first quarter with adjusted earnings per diluted share seven cents higher than the same period last year. Our combined ratio, excluding the LPT and the DAC accounting change, improved more than five percentage points as cost controls and increases in net premiums earned drove the underwriting and other operating expense ratio down. The loss provision rate of 76.9% was stable relative to last year's first quarter, with the level of the provision rate influenced by loss trends in California.”
Dirks continued: “We reported strong revenue in the first quarter as we continued to build premium and policy count. Over the last twelve months, we added over 18,500 policies for an increase of 39% in policy count. We increased net premiums written by 39% in the last twelve months.”
Commenting on the balance sheet, Dirks added: “Since the end of last year, our book value increased two percent to $25.51 (not adjusted for the exclusion of the DAC accounting change). We actively purchased shares in the first quarter with repurchases of 1.1 million common shares at a cost of $18.7 million. We will continue to evaluate our best uses of capital including organic growth, capital retention needs, investment opportunities, and share repurchases and dividends.”
First Quarter 2012 Comparison to First Quarter 2011
Net premiums written increased 38.8% to $140.4 million in the first quarter of 2012 compared with $101.1 million in 2011. In-force premiums of $433.5 million at quarter-end 2012 increased 32.6% relative to the end of the first quarter in 2011.
Net premiums earned were $109.9 million, an increase of $27.5 million or 33.3% from the first quarter of 2011, primarily due to policy count growth of 38.7% year over year at March 31st, 2012. There were 66,608 policies in force at the end of this year's first quarter, an increase of 18,580 policies in the last twelve months.
Net investment income was $18.4 million compared with net investment income of $20.5 million in the first quarter of 2011. The decrease in the first quarter of 2012 was primarily related to a decrease in invested assets resulting from the purchases of securities in the first quarter of 2012 and a slight decrease in yield.The pre-tax book yield on invested assets was 4.1% for the first quarter of 2012 compared with 4.3% in the first quarter of 2011. The tax equivalent yield on invested assets decreased to 4.9% at the end of the first quarter in 2012 compared with 5.3% at the end of the first quarter in 2011.
Realized gains on investments were $1.8 million compared with $0.2 million in the first quarter of 2011. The increase in 2012 was largely attributable to the sale of securities associated with the completion of the rebalancing of the portfolio begun in the fourth quarter of 2011. The repositioning of the portfolio was implemented to reduce tax-exempt municipal exposure, to shorten duration, and to add high dividend equities.
Losses and loss adjustment expenses (LAE) were $80.9 million compared with $59.4 million in the first quarter of 2011 primarily as a result of increases in net premiums earned and the current accident year provision rate for losses which was 76.9% in the first quarter of 2012 compared with 76.6% in the first quarter of 2011. The level of the loss provision rate was influenced by loss trends in California. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $85.1 million in the first quarter of 2012 and $63.9 million in the first quarter of 2011.
Commission expense was $13.5 million compared with $10.3 million, or $3.2 million higher than in the first quarter of 2011. Commission expense increased in the first quarter of 2012 primarily due to higher net premiums earned.
Dividends to policyholders were $0.8 million compared with $1.0 million in the first quarter of 2011. Policyholder dividends fluctuate due to changes in premium levels on dividend policies and the eligibility of policyholders to receive dividend payments.
Underwriting and other operating expenses were $32.1 million compared with $25.7 million in the first quarter of 2011, an increase of $6.6 million primarily as a result of a $3.0 million increase related to the DAC accounting change, a $0.8 million increase in premium taxes and assessments, a $1.1 million increase in compensation, and a $0.7 million change in bad debt expense. These increases were partially offset by salary, benefit and facility savings from cost control actions undertaken by management.
Interest expense was $0.9 million in the first quarter of 2012 and unchanged from the first quarter of 2011.
An income tax benefit of $4.4 million was recorded in the first quarter of 2012 compared with an income tax benefit of $2.4 million in the first quarter of 2011. The increased tax benefit was primarily related to increased tax exempt interest income as a percentage of pre-tax net income. The effective tax rate was negative 245.5% in the quarter compared to negative 39.9% in the prior year's quarter.
Debt, Capital Structure
Total outstanding debt at March 31, 2012, was $122 million with a debt to total capitalization ratio, including the deferred reinsurance gain - LPT Agreement, of 13.0%. As of March 31, 2011, the Company's capital structure consisted of $90.0 million principal balance on its credit facility with Wells Fargo, $32.0 million in surplus notes maturing in 2034, and $814.8 million of stockholders' equity including the deferred reinsurance gain - LPT Agreement.

Investments
Total invested assets were approximately $2 billion at March 31, 2012. The Company's investment portfolio, which is classified as available-for-sale, consisted of 94% fixed maturity securities and 6% equity securities at the end of the first quarter. The repositioning of the portfolio begun in the fourth quarter of last year was completed in the first quarter of this year. The modest changes in asset allocation reduced tax-exempt municipal exposure, shortened duration, and added high dividend equities.
The Company provides a list of portfolio securities by CUSIP in the Calendar of Events, First Quarter “Investors” section of its web site at www.employers.com.
Common Share Repurchases and Dividends
The Company repurchased 1.1 million shares of common stock during the first quarter of 2012 at an average price of $17.30 per share for a total cost of $18.7 million. Since the expansion of its current stock repurchase program in November of 2011, the Company has repurchased 8.1 million shares of common stock at an average price of $15.55 per share for a total of $125.8 million. At March 31, 2012, approximately $74.2 million remained available for share repurchases.
The Board of Directors declared a second quarter 2012 dividend of six cents per share. The dividend is payable on June 5, 2012 to stockholders of record as of May 22, 2012.
Conference Call and Web Cast; Form 10-Q
The Company will host a conference call on Wednesday, May 9, at 8:00 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 22413389. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-Q for the first quarter ended March 31, 2012, with the Securities and Exchange Commission (“SEC”) on Wednesday, May 9, 2012. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the deferred reinsurance gain - LPT Agreement. Net income less (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.
Deferred reinsurance gain-LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the deferred reinsurance gain - LPT Agreement. Losses and LAE less (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the deferred reinsurance gain - LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.
Equity including deferred reinsurance gain-LPT Agreement. Equity including deferred reinsurance gain-LPT is total equity plus the deferred reinsurance gain-LPT Agreement.
Book value per share. Equity including deferred reinsurance gain-LPT Agreement divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations and performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.
EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K.
All forward-looking statements made in this press release reflect EHI's current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business and results of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including increased loss costs in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, accounting changes, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI's investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2012 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income
(in thousands)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Revenues
Gross premiums written	$142,794	$103,227
Net premiums written	$140,364	$101,126
Net premiums earned	$109,900	$82,427
Net investment income	18,385	20,493
Realized gains on investments, net	1,778	234
Other income	81	120
Total revenues	130,144	103,274

Expenses
Losses and loss adjustment expenses	80,923	59,421
Commission expense	13,529	10,281
Dividends to policyholders	847	1,012
Underwriting and other operating expense	32,142	25,678
Interest expense	902	917
Total expenses	128,343	97,309

Net income before income taxes	1,801	5,965
Income tax (benefit)	(4,421)	(2,380)
Net income	$6,222	$8,345

Comprehensive income
Unrealized gains (losses) during the period (net of taxes of $3,255 and $(1,530) for the three months ended March 31, 2012 and March 31, 2011, respectively)	$6,044	$(2,844)
Less: reclassification adjustment for realized gains in net income (net of taxes of $622 and $82 for the three months ended March 31, 2012 and March 31, 2011, respectively)	1,156	152
Other comprehensive income (loss), net of tax	4,888	(2,996)

Total comprehensive income	$11,110	$5,349
Reconciliation of net income to net income before impact of LPT Agreement
Net income	$6,222	$8,345
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain - LPT Agreement	4,156	4,519
Net income before LPT Agreement	$2,066	$3,826

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)

Net Income	$6,222	$8,345

Earnings per common share
Basic	$0.19	$0.22
Diluted	$0.19	$0.21

Weighted average shares outstanding
Basic	32,649,205	38,674,176
Diluted	32,826,091	38,877,124

Reconciliation of EPS to EPS before impact of the LPT Agreement
	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Earnings per common share
Basic	$0.19	$0.22
Diluted	$0.19	$0.21

Earnings per common share attributable to the LPT Agreement
Basic	$0.13	$0.12
Diluted	$0.13	$0.11

Earnings per common share before the LPT Agreement
Basic	$0.06	$0.10
Diluted	$0.06	$0.10

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, expect share data)

	As of	As of
	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,739,320 at March 31, 2012 and $1,706,216 at December 31, 2011)	$1,881,346	$1,852,699
Equity securities at fair value (cost $80,064 at March 31, 2012 and $64,962 at December 31, 2011)	125,126	98,046
Total investments	2,006,472	1,950,745
Cash and cash equivalents	201,555	252,300
Restricted cash and cash equivalents	10,611	6,299
Accrued investment income	18,901	19,537
Premiums receivable (less bad debt allowance of $5,761 at March 31, 2012 and $5,546 at December 31, 2011)	186,361	160,443
Reinsurance recoverable for:
Paid losses	10,719	10,729
Unpaid losses	929,349	940,840
Funds held by or deposited with reinsureds	496	1,102
Deferred policy acquisition costs	38,763	37,524
Federal income taxes recoverable	972	1,993
Deferred income taxes, net	24,656	22,140
Property and equipment, net	11,998	11,360
Intangible assets, net	11,425	11,728
Goodwill	36,192	36,192
Other assets	17,621	18,812
Total assets	$3,506,091	$3,481,744

Liabilities and stockholders' equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,271,422	$2,272,363
Unearned premiums	225,698	194,933
Policyholders' dividends accrued	3,734	3,838
Total claims and policy liabilities	2,500,854	2,471,134
Commissions and premium taxes payable	31,267	28,905
Accounts payable and accrued expenses	17,357	16,446
Deferred reinsurance gain-LPT Agreement	349,038	353,194
Notes payable	122,000	122,000
Other liabilities	19,855	15,879
Total liabilities	$3,040,371	$3,007,558

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, expect share data)
(Continued)

	As of	As of
	March 31, 2012	December 31, 2011
	(unaudited)
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,969,903 and 53,948,442 shares issued and 31,935,474 and 32,996,809 shares outstanding at March 21, 2012 and December 31, 2011, respectively	540	540
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	320,086	318,989
Retained earnings	362,972	358,693
Accumulated other comprehensive income, net	121,607	116,719
Treasury stock, at cost (22,034,429 shares at March 31 2012 and 20,951,633 shares at December 31, 2011)	(339,485)	(320,755)
Total stockholders’ equity	465,720	474,186
Total liabilities and stockholders’ equity	3,506,091	3,481,744

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	465,720	474,186
Deferred reinsurance gain - LPT Agreement	349,038	353,194
Total equity including deferred reinsurance gain - LPT Agreement (A)	814,758	827,380
Shares outstanding (B)	31,935,474	32,996,809
Book value per share (A * 1000) / B	25.51	25.07

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Operating activities
Net income	$6,222	$8,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,414	1,841
Stock-based compensation	1,241	640
Amortization of premium on investments, net	1,533	2,017
Allowance for doubtful accounts	215	(599)
Deferred income tax (benefit) expense	(5,149)	(1,397)
Realized gains on investments, net	(1,778)	(234)
Realized losses on retirement of assets	346	68
Change in operating assets and liabilities:
Accrued investment income	636	1,597
Premiums receivable	(26,133)	(19,196)
Reinsurance recoverable for paid and unpaid losses	11,501	11,419
Funds held by or deposited with reinsureds	606	1,019
Federal income taxes recoverable	1,021	(997)
Unpaid losses and loss adjustment expenses	(941)	(11,990)
Unearned premiums	30,765	18,086
Accounts payable, accrued expenses and other liabilities	4,886	467
Deferred reinsurance gain-LPT Agreement	(4,156)	(4,519)
Other	2,211	(1,252)
Net cash provided by operating activities	24,440	5,315
Investing activities
Purchase of fixed securities	(108,315)	(23,925)
Purchase of equity securities	(18,520)	(1,054)
Proceeds from sale of fixed maturities	28,657	22,099
Proceeds from sale of equity securities	3,497	1,096
Proceeds from maturities and redemptions of investments	46,721	49,457
Proceeds from sale of fixed assets	42	—
Capital expenditures and other	(2,138)	(863)
Restricted cash and cash equivalents provided by (used in) investing activities	(4,312)	5,628
Net cash provided by (used in) investing activities	(54,368)	52,438
Financing activities
Acquisition of treasury stock	(18,730)	(8,591)
Cash transactions related to stock-based compensation	(148)	554
Dividends paid to stockholders	(1,939)	(2,310)
Net cash used in financing activities	(20,817)	(10,347)
Net increase (decrease) in cash and cash equivalents	(50,745)	47,406
Cash and cash equivalents at the beginning of the period	252,300	119,825
Cash and cash equivalents at the end of the period	$201,555	$167,231

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousand, except for percentage)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Net premiums earned	$109,900	$82,427

Losses and loss adjustment expenses	80,923	59,421
Loss & LAE ratio	73.6%	72.1%

Amortization of deferred reinsurance gain – LPT	$4,156	$4,519
Impact of LPT	3.8%	5.5%
Loss & LAE before impact of LPT	$85,079	$63,940
Loss & LAE ratio before impact of LPT	77.4%	77.6%

Commission expense	$13,529	$10,281
Commission expense ratio	12.3%	12.5%

Dividends to policyholders	$847	$1,012
Policyholder dividend ratio	0.8%	1.2%

Underwriting & other operating expenses	$32,142	$25,678
Underwriting & other operating expenses ratio	29.3%	31.1%

Total expenses	$127,441	$96,392
Combined ratio	116.0%	116.9%

Total expense before impact of the LPT	$131,597	$100,911
Combined ratio before the impact of the LPT	119.8%	122.4%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$85,079	$63,940
Plus: Favorable (unfavorable) prior period reserve development	(525)	(830)
Accident period losses & LAE before impact of LPT	$84,554	$63,110

Losses & LAE ratio before impact of LPT	77.4%	77.6%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.5)	(1.0)
Accident period losses & LAE ratio before impact of LPT	76.9%	76.6%

Combined ratio before impact of the LPT	119.8%	122.4%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.5)	(1.0)
Accident period combined ratio before impact of LPT	119.3%	121.4%